Exhibit 1

Joint Filing Agreement

The undersigned hereby agree that Amendment No. 2 to the Statement on Schedule 13D, dated May 18, 2000, originally filed by Richard Horowitz and Linda Horowitz, with respect to the shares of Class A Common Stock of P & F Industries, Inc., is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.  The parties hereto specifically acknowledge that the Estate of Linda Horowitz is a party hereto solely for purposes of Amendment No. 2 to the Schedule 13D and is no longer a member of a group for the purpose of any other joint filings of a Statement on Schedule 13D or any amendments thereto.

Dated: April 21, 2007

/s/ Richard Horowitz
Richard Horowitz

ESTATE OF LINDA HOROWITZ

	By:	/s/ Richard Horowitz, as Executor
Richard Horowitz, as Executor of the Estate of Linda Horowitz

THE ARTICLE FOURTH TRUST U/W/O LINDA HOROWITZ

	By:	/s/ Richard Horowitz, as Co-Trustee
Richard Horowitz, as Co-Trustee of The Article FOURTH
Trust u/w/o Linda Horowitz

	By:	/s/ Dennis Kalick, as Co-Trustee
Dennis Kalick, as Co-Trustee of The Article FOURTH
Trust u/w/o Linda Horowitz